EXHIBIT 10.6


                            REVOLVING LINE OF CREDIT
                             SECURED PROMISSORY NOTE

                       Pursuant to Secured Loan Agreement



                                December 14, 2001

For value received, the undersigned, ACCESSPOINT CORPORATION, a Nevada corporation, and PROCESSING SOURCE INTERNATIONAL, INC., a California corporation (collectively, "Maker"), hereby jointly and severally promise to pay to NET INTEGRATED SYSTEMS LTD., a Bermuda corporation, ("Holder") at such place or to such other party or parties as Holder may from time to time designate, the principal sum of all credit extensions hereunder by Maker for the benefit of Holder, in lawful money of the United States of America, with interest at the rate of six percent (6%) per annum for any credit extended hereunder and actually drawn upon by Maker. Maker shall make consecutive monthly payments of interest only hereunder until the remaining unpaid principal balance and all unpaid interest are due and payable as set forth herein.

         Holder shall make credit extension advances under this Revolving Line of Credit Secured Promissory Note ("Note") from time to time in lawful money of the United States of America upon the request of Maker pursuant to the terms and conditions set forth in this Note. The foregoing shall include, but not be limited to, credit extension advances to fund monthly operational capital requirements of Maker (including its subsidiaries). These advances will be made in the best interests of the Maker pursuant to directives of the Board of Directors of the Maker.

This Note shall represent a revolving credit facility against which Maker may, subject to the terms, conditions and provisions herein set forth and set forth in that certain Secured Loan Agreement of even date herewith by and among Maker, as Borrower, and Holder, as Lender (the "Secured Loan Agreement"), from time to time, make credit extension advances not to exceed the cumulative total principal sum of Five Million Dollars ($5,000,000.00) in lawful money of the United States of America at any given time, repay all or part of the same and make additional credit extension advances and draw additional credits not to exceed the face amount hereof at any given time, and thereafter repay the principal and interest outstanding hereunder during the period ending upon the written demand of Holder, or December 14, 2005, or upon material default by Maker hereunder, whichever shall first occur. Provided Maker is not in default in the performance of the terms of this Note or the Loan Agreement, Maker may from time to time, upon at least three (3) Domestic Business Banking Days' (as that term is defined in the Loan Agreement) prior written notice to Holder, transmitted via facsimile, make a credit extension advance draw request hereunder. Maker shall transmit credit extension draw requests to Holder at
(310) 649-1156 with a copy to Holder at (310) 305-7182 or such other facsimile number(s) as Holder shall designate in writing from time to time. In the event Holder elects to make the credit extension advance, or is otherwise obligated to make a credit extension advance hereunder, Holder shall attempt to cause a wire transfer in said amount (or such lesser amount as Holder in its sole discretion may elect) to be initiated to the bank account or accounts designated for such purposes by Maker no later than two (2) Domestic Business Days after the date of


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

the transmission of the request. Credit extension advance draw requests must be fully transmitted via facsimile before 5:00 P.M. Pacific Standard Time; any requests transmitted after that time on any calendar day shall be deemed to be transmitted on the following Domestic Business Day.

If this Note is not paid when due, whether at maturity or by acceleration, Maker promises to pay all costs of collection, including, but not limited to, attorneys' fees and costs.

Maker expressly waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note and all other notices of any kind, and expressly agrees that this Note, or any payment thereunder, may be extended from time to time without affecting the liability of Maker. To the fullest extent permitted by law, the defense of the statute of limitations in any action on this Note is waived by the undersigned. The obligations undertaken hereunder by Maker are joint and several.

No single or partial exercise of any power hereunder shall preclude any other or further exercise thereof or the exercise of any other power. The release of any party liable under this Note shall not operate to release any other party liable hereon. The obligations of Maker hereunder shall be joint and several. Time is of the essence of this Note.

All agreements between Maker and Holder are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the unpaid principal balance hereof or otherwise, shall the amount, if any, paid or agreed to be paid to Holder for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. If, for any circumstances whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable thereto, then IPSO FACTO, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstances Holder shall ever receive an amount which would be excessive interest, the same shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest. This provision shall control every other provision of all agreements between the undersigned and Holder.

This Note has been executed and delivered in the State of California and is to be governed by and construed according to the laws thereof. Venue in any action arising hereunder shall lie exclusively in the City and County of Los Angeles, California.

This Note is secured by, and subject to, the terms of the Secured Loan Agreement (as set forth above) and a Pledge Agreement of even date. To the extent any of the provisions of this Note may conflict with those of the Secured Loan Agreement, this Note shall control.


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


                                     MAKER:

                                     ACCESSPOINT CORPORATION, a Nevada
                                     corporation



                                     By:/s/TOM M. DJOKOVICH
                                     ------------------------------
                                     Tom M. Djokovich, CEO





                                     PROCESSING SOURCE INTERNATIONAL,
                                     INC., a California corporation



                                     By:/s/ALFRED URCUYO
                                     ------------------------------
                                     Alfred Urcuyo, President






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